Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made effective as of July 8, 2013 (the “Effective Date”) by and among Cloud Peak Energy Inc., a Delaware corporation (the “Company”) and Bruce Jones (the “Executive”).

RECITALS

WHEREAS, the Executive possesses skills, experience and knowledge that are of value to the Company; and

WHEREAS, the Company and the Executive desire to enter into this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1.      Employment.

1.1.  Term.  Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the Effective Date and ending on the earlier of (i) the first (1st) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof; provided that, commencing at the end of the initial one-year term and at the end of each year thereafter, this Employment Agreement will extend automatically for an additional year (the initial term and any renewals, collectively the “Term”) unless ninety (90) day’s advance written notice of nonrenewal is given by either party and upon receipt of such notice by the Company or the Executive, as the case may be, no further automatic renewals of this Employment Agreement shall occur. For all purposes of this Employment Agreement, the Executive shall be considered to have terminated employment with the Company when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance issued thereunder.

1.2.  Title; Duties; Place of Performance.  During the Term, the Executive shall serve as Senior Vice President, Technical Services of the Company and in such other positions as an officer or director of affiliates of the Company as the Executive, the Chief Executive Officer and the board of directors of the Company (the “Board”), shall mutually agree to from time to time.  In such positions, the Executive shall have during the Term such authority, duties, functions and responsibilities as are typically accorded to and consistent with the Executive’s position as Senior Vice President, Technical Services and such other duties and responsibilities commensurate with such position as may be reasonably assigned by the Chief Executive Officer and the Board in consultation with Executive.  The Executive’s principal places of employment during the Term shall be in the Gillette, Wyoming region.

1.3.  Reporting.  During the Term, the Executive shall report to the Chief Executive Officer.

1.4.  Exclusivity.  During the Term, the Executive shall devote substantially all of his time and attention during normal business hours to the business and affairs of the Company and its affiliates, shall faithfully serve them, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Chief Executive Officer and the Board, consistent with Section 1.2 hereof.  During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and its affiliates and shall not engage in any other business activity that significantly detracts from the performance of his duties hereunder, whether or not such activity shall be engaged in for pecuniary profit; provided that the Executive may (i) engage in charitable and community activities, including serving on the board of directors of not-for-profit entities, and (ii) manage personal and family investments and affairs, in each case so long as such other activities do not violate the terms of this Employment Agreement or significantly interfere with the performance of his duties hereunder.  Without limiting the generality of the foregoing, during the Term the Executive shall not serve on the boards of directors of any for-profit entity without the prior written consent of the Board, not to be unreasonably withheld.

Section 2.      Compensation.

2.1.  Salary.  As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000), payable in accordance with the Company’s standard payroll policies but not less frequently than monthly installments and such salary shall be reviewed annually and may be adjusted upward by the Compensation Committee (the “Committee”) of the Board in its sole discretion (as adjusted, the “Base Salary”).

2.2.  Annual Bonus.  For each fiscal year ending during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). The target annual bonus shall be 60% of the Base Salary with a maximum annual bonus opportunity of 120% of the Base Salary. The actual Annual Bonus in respect of any fiscal year is to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Committee.  For fiscal year 2013, the Annual Bonus paid to the Executive pursuant to this Agreement shall be pro rated based on the number of days the Executive was employed by the Company in his capacity as Senior Vice President, Technical Services during the year.  Executive shall also continue to be entitled to eligibility for an annual bonus based on his previous service as General Manager of the Spring Creek mine prior to the Effective Date in accordance with the previously established terms of such annual bonus plan, pro rated based on the number of days the Executive was employed in such previous capacity during the year.

2.3.  Equity Grants.

(a)       During the Term, the Executive shall be eligible to participate in the Company’s equity incentive plans.

(b)       Beginning in 2014, at the time equity grants are made to the Company’s senior executives generally, and in accordance with the terms of a long term incentive equity plan to be established by the Board for Executive, the Executive shall receive annual equity grants, in the form and subject to such terms as may be determined by the Board. For 2014 and calendar years following, the Executive’s equity grants will have a target value equal to an estimated grant date fair value (as determined by the Board or Committee in good faith) of 100% of the Executive’s then Base Salary and such grants shall consist of performance share units, restricted stock units and stock options (as determined by the Board or Committee) in respect of the Company’s common stock.

2.4.  Employee Benefits.  During the Term, the Executive shall be eligible to participate in the health insurance, retirement and other perquisites and benefits of the Company as in effect from time to time, including the Company’s equity incentive plans, on terms no less favorable than those provided to other senior executives of the Company.

2.5.  Vacation.  The Executive will be entitled to no less than four (4) weeks of paid vacation per year during the Term, subject to (but not reduced by) the terms and conditions of the Company’s vacation policy as in effect from time to time.

2.6.  Business and Entertainment Expenses.  The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket fees and expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement upon presentation of documentation in accordance with the expense reimbursement policy of the Company as in effect from time to time.  Any reimbursement pursuant to this Section 2.6 or Section 3 shall be made by the Company as soon as administratively practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the fee or expense is incurred by the Executive).

Section 3.      Employment Termination.

3.1.  Termination of Employment.  The Company may terminate the Executive’s employment for any reason during the Term upon not less than ninety (90) days’ notice to the Executive.  The Executive may voluntarily terminate his employment for any reason during the Term upon not less than ninety (90) days’ notice to the Company.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) any unpaid Base Salary through the date of termination, (ii) any unreimbursed expenses in accordance with Section 2.6 hereof, (iii) accrued vacation pay through the date of termination, and (iv) any amounts that the Executive (or his legal representative) is entitled to receive under any employee benefit plan (including equity incentive plans ) in accordance with the terms of any such plan (collectively, items (i) through (iv), the “Accrued Amounts”).

3.2.  Termination due to death or Disability.  If the Executive’s employment hereunder is terminated due to his death or Disability, then, in addition to the Accrued Amounts, the Executive, his estate or his beneficiaries (as the case may be) shall be entitled to the Pro Rata Annual Bonus. The Pro Rata Annual Bonus to be paid as promptly as practicable after the applicable year end audit is complete but in no event later than 120 days following the end of the Performance Period.

3.3.  Termination by the Company without Cause; Termination by the Executive for Good Reason.  If (i) the Executive’s employment is terminated by the Company during the Term without Cause, or (ii) the Executive resigns for Good Reason, then, in addition to the Accrued Amounts, the Executive shall be entitled to the following payments and benefits: (x) a lump-sum payment equal to one times the sum of (A) Base Salary and (B) target Annual Bonus for the year of termination and (y) the Pro Rata Annual Bonus.  In the event that during the period of time after which the Company has given notice that it will not renew the Agreement, the Company terminates the Executive’s employment without Cause or the Executive terminates the Agreement for Good Reason, he shall receive the full amount set forth in this paragraph, provided that the amount payable pursuant to clause (x) shall be reduced by any amount paid in lieu of notice.  Any amounts payable under this Section shall be paid within thirty (30) days after the date of the Executive’s date of termination and the payment described in clause (y) shall be paid as promptly as practicable after the applicable year end audit is complete but in no event later than 120 days following the end of the Performance Period.  The Executive is also entitled to the continuation on the same terms as an active employee of medical benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for twelve (12) months or, if sooner, until such time as the Executive becomes eligible for substantially equivalent or greater medical benefits from a subsequent employer without exclusion of any pre-existing condition.  It is agreed that the continuation of benefits provided hereunder following any termination of employment shall be in satisfaction of the Company’s obligation to provide continuation coverage under COBRA.  All of the payments and benefits provided in this Section 3.3 shall be subject to the execution of the Waiver and Release of Claims attached hereto as Appendix A within thirty (30) days after the Executive’s date of termination.

3.4.   It is intended that the amounts payable pursuant to clauses (x) and (y) in Section 3.3 shall be treated as “separate payments” for purposes of Section 409A of the Code.  Moreover, if the Executive is a “specified employee” within the meaning of Section 1.409A-1(i) of the Treasury regulations as of the date of termination, then payments required to be made pursuant to this Section 3 which are subject to Section 409A of the Code, if any, shall not commence until six (6) months from the date of termination (or if earlier, the date of death of Executive); provided, however, that during such six (6) month period, to the extent permitted without the imposition of an excise tax, the Company shall have the right to make any and all payments contemplated hereunder to the extent such payments do not exceed two times the lesser of an amount as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(i); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of Executive’s separation from service; and provided further that any amounts deferred hereunder shall be paid in a lump-sum amount at the expiration of such six (6) month period.

For purposes of this Employment Agreement:

(a)   “Cause” means (1) any conviction of, or plea of guilty or nolo contendere to (x) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (y) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (2) willful misconduct by the Executive in connection with the performance of services to the Company; (3) ongoing failure or refusal after written notice, other than by reason of Disability or ill health, to faithfully and diligently perform the usual and customary duties of his employment; (4) failure or refusal after written notice to comply with the reasonable written policies, standards and regulations of the Company which, from time to time, may be established and disseminated; or (5) a material breach by the Executive of any terms related to his employment in any applicable agreement including this Employment Agreement; provided that the conduct described in clauses (3) through (5) shall not constitute Cause unless the Company has provided the Executive with written notice of such conduct within ninety (90) days of any senior officer of the Company (other than the Executive) having knowledge of such conduct, and the Executive has failed to cure such conduct within sixty (60) days of receiving such notice.

(b)   “Disability” occurs when the Executive is entitled to receive payments under the Company’s long-term disability insurance plan, if one is in effect at the time.  If there is no long term disability insurance plan in effect, then Disability shall occur when the Executive is unable to perform his duties hereunder as a result of illness or mental or physical injury for a period of at least 180 days.

(c)   “Good Reason” means (A) one of the following (each, a  “Resignation Condition”) has occurred: (i) a material breach by the Company of any of the covenants in this Employment Agreement, (ii) any material reduction in the Base Salary, (iii) the relocation of the Executive’s principal place of employment that would increase the Executive’s one-way commute by more than seventy-five (75) miles, or (iv) a material diminution in the Executive’s authority, duties, or responsibilities; (B) the Executive has given the Company written notice of the occurrence of the Resignation Condition within ninety (90) days after the Resignation Condition first occurred; (C) the Company has not cured the Resignation Condition within sixty (60) days of receiving notice from the Executive required by clause (B) of this paragraph; and (D) the Executive’s termination of employment for “Good Reason” occurs on the later of (i) ninety (90) days after the Resignation Condition first occurred or (ii) 10 days after the sixty (60) day period if, in the event of (D)(i) or (D)(ii) the Company has not cured such Resignation Condition.

(d)   “Pro Rata Annual Bonus” means an amount equal to the product of (i) the Executive’s actual Annual Bonus he would have earned for the full year in which his employment hereunder terminates based on the Company’s actual performance and bonus plan in effect at such time and (ii) a fraction, the numerator of which is the number of days on which the Executive was employed by the Company during such year and the denominator of which is 365, reduced by any pro rata bonus paid or payable under the applicable annual incentive plan of the Company for the relevant performance period in which the termination of employment occurred.

3.5.  Exclusive Remedy.  The payments under this Agreement which become due following termination of the Executive’s employment shall constitute the exclusive payments due the Executive upon a termination of his employment under this Employment Agreement, except that the Executive will remain entitled to the provisions of Section 2.6.

3.6.  Resignation from All Positions.  Upon the termination of the Executive’s employment with the Company for any reason the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of the Company and all of its subsidiaries.

3.7.  Cooperation.  Following the termination of the Executive’s employment with the Company, for any reason, the Executive agrees to cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.  The Company shall reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with such matters, including attorney’s fees; provided that prior to engaging an attorney, the Executive provided written notice to the Company of his intention to do so, and the Company consented to such engagement.  The Company may, in its discretion, withhold such consent and release the Executive from his obligations under this Section 3.7.

3.8.  No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts or benefits payable to the Executive under any of the provisions of this Employment Agreement, and there shall be no offset against amounts or benefits due the Executive under this Employment Agreement or otherwise on account of any claim (other than preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by the Executive after any termination of employment.

Section 4.      Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

4.1.  Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose, communicate, or furnish to any other person any information that the Company and its affiliates have identified to the Executive in writing as confidential or proprietary information or that, even without such identification, the Executive knows or should know to be confidential or proprietary information except for Permitted Disclosures (as defined below).  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property including computers, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.  “Permitted Disclosure” means the disclosure of confidential or proprietary information that (i) is made with the prior written consent of the Company, (ii) is required to be disclosed by law or legal process, or (iii) is made in the course of the Executive’s employment with the Company, but only to the extent the Executive reasonably deemed such disclosure necessary or appropriate to perform the Executive’s responsibilities on behalf of the Company or otherwise advance the interests of the Company.

4.2.  Non-Competition.  By and in consideration of the Company entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, for purposes of covenants protecting the Company’s, during the Executive’s employment with the Company (whether during the Term or thereafter) and for a one (1) year period following the termination of the Executive’s employment, whether such termination is by the Company or by the Executive (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any of the Companies listed on Appendix B.  During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3.  Non-Solicitation of Employees.  During the Restriction Period, the Executive shall not solicit or assist any person to solicit for employment or hire any person who is, or within twelve (12) months prior to the date of such solicitation or hire was, a director, officer or employee of the Company or any of its affiliates, provided that this Section 4.3 shall not apply to solicitation of a person who responds to general advertising.

4.4.  Non-Solicitation of Customers.  During the Restriction Period, the Executive shall not, on behalf of himself or any other Person,

(a)   Call upon any of the U.S. customers or U.S clients of the Company or its affiliates (or potential U.S. customers or U.S. clients whose business the Executive solicited on behalf of the Company or its affiliates or about whose needs the Executive gained information during his employment with the Company for the purpose of soliciting or providing any product or service that competes or could compete with any product or service provided by the Company or its affiliates.

(b)   Divert or take away, or attempt to take away any of the U.S. customers, U.S. clients, businesses or patrons of the Company (or potential customers or clients whose business the Executive solicited on behalf of the Company or its affiliates or about whose needs the Executive gained information during his employment with the Company).

4.5.  Extension of Restriction Period.  The Restriction Period applicable to any particular restriction shall be tolled for any period during which the Executive is in breach of that restriction under any of Sections 4.2, 4.3 and 4.4 hereof.

4.6.  Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 4 unenforceable, the other provisions of this Section 4 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

4.7.  Remedies.  The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including without limitation, the obligation of the Executive to return to the Company the portion of the Severance Payments paid pursuant to Section 2.2 or 2.3.  The terms of this Section 4.7 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

Section 5.      Representations.  The Executive represents and warrants that he (i) is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Employment Agreement and (ii) is not otherwise unable to enter into and fully perform his or its obligations under this Employment Agreement.  The Company represents and warrants that this Employment Agreement will, by its effective date, have been duly authorized, executed and delivered by the Company.

Section 6.      Withholding; Taxes.  All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to any required withholding and other employment taxes imposed by applicable law.

Section 7.      Miscellaneous.

7.1.  Amendments and Waivers.  This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided that the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.2.  Assignment; No Third-Party Beneficiaries.  This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive or the Company, and any purported assignment by the Executive or the Company shall be null and void; provided, however, the Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets by merger or otherwise.  Nothing in this Employment Agreement shall confer upon any person not a party to this Employment Agreement (other than pursuant to Section 7.6), or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement.

7.3.  Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Executive, to the most recent home address that the Company maintains in its records for the Executive

(b)	If to the Company, to:

Cloud Peak Energy Inc.
385 Interlocken Crescent, Suite 400
Broomfield, CO 80021
Attention: General Counsel
Facsimile: (720) 566-3095
Telephone: (720) 566-2938

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

7.4.  Governing Law.  This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the state of Colorado, without giving effect to the conflicts of law principles thereof.

7.5.  Severability.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.6.  Entire Agreement.  This Employment Agreement constitutes the entire agreement between the parties and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

7.7.  Counterparts.  This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.8.  Binding Effect.  Subject to Section 7.2, this Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.  Unless the same shall occur by operation of law, the Company shall require any such successor to assume and agree in writing to perform all obligations under this Agreement.

7.9.  General Interpretive Principles.  The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[SIGNATURE ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

CLOUD PEAK ENERGY INC.

/s/ Bruce Jones	By:	/s/ Colin Marshall
Bruce Jones		Name: Colin Marshall
Title: President & CEO

Appendix A

WAIVER AND RELEASE OF CLAIMS

1.                                      General Release.  In consideration of the payments and benefits to be made under the Employment Agreement, dated as of July 8, 2013, to which Cloud Peak Energy Inc. (the “Company”) and Bruce Jones (the “Executive”) are parties (the “Employment Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s employment by any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)                                 rights of the Executive under this Waiver and Release of Claims and the Employment Agreement, including, but not limited to, the Executive’s rights to payments under Section 3 of the Employment Agreement;

(b)                                 rights of the Executive relating to equity and equity compensatory awards of the Company held by the Executive as of his date of termination and rights under the Company’s equity incentive plans;

(c)                                  the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d)                                 rights to indemnification the Executive may have under the by-laws or certificate of incorporation of the Company or otherwise;

(e)                                  claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other employee benefit plan or arrangement of the Company Affiliated Group or any thereof; and

(f)                                   claims for the reimbursement of un-reimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2.                                      No Admissions, Complaints or Other Claims.  The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal or, if he has, that he will promptly withdraw the same with prejudice.

3.                                      Application to all Forms of Relief.  This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorney’s fees and expenses.

4.                                      Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5.                                      Voluntariness.  The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate.  The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.                                      Complete Agreement/Severability.  This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims.  All provisions and portions of this Waiver and Release of Claims are severable.  If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of

Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.                                      Acceptance and Revocability.  The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company.  This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it.  The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8.                                      Governing Law.  Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the state of Colorado without giving effect to the conflicts of law principles thereof.

Date: July 15, 2013

/s/ Bruce Jones
Bruce Jones

Appendix B

RESTRICTED ENTERPRISES

•                  Peabody Energy Corporation;

•                  CONSOL Energy Inc.;

•                  Arch Coal, Inc.;

•                  Alpha Natural Resources, Inc.

•                  Patriot Coal Corporation;

•                  Alliance Resource Partners, L.P.;

•                  James River Coal Company; and

•                  Westmoreland Coal Company.

B-1